Exhibit 99

FOR RELEASE 4:00 p.m. November 17, 2005

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Senior Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION DECLARES 17% INCREASE IN DIVIDEND

ROANOKE, VIRGINIA. November 17, 2005 – Roanoke based Valley Financial Corporation (OTC – VYFC) announced today that it will pay the fourth consecutive semi-annual cash dividend since its formation. The Board of Directors has declared a dividend of $0.07 (seven cents) on each share of the Company’s outstanding common stock, currently 4,076,993 shares. This dividend payment represents a 17% increase over the $0.06 per share dividend paid on July 1, 2005. The dividend is payable January 3, 2006 to shareholders of record December 15, 2005.

Ellis L. Gutshall, President and CEO, stated “We are pleased to continue our consistent track record of providing a tangible return to our shareholders in addition to the increase in the overall value of their stock since our Initial Public Offering in 1995. Further, the increase in our semi-annual dividend by $0.01 (one cent) per share is a result of our commitment to our shareholders to enhance the value of their investment in us.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its newly formed wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and investment activities, and incorporates a link to extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.